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The following is a transcript of a conference call held on Friday, July 27, 2007 announcing the acquisition of Kyphon Inc. by Medtronic, Inc.:

Operator: Welcome to the Medtronic conference call. At this time, all participants are in listen-only mode. Later we will conduct a question-and-answer session. Instructions will be given at that time. If you should require assistance during the call, please press star then zero and as a reminder, the call is being recorded.

I would now like to turn the conference over to Ms. Martha Aronson. Please go ahead.

Martha Goldberg Aronson, Vice President, Investor Relations

Thank you and good morning and welcome to Medtronic’s conference call and webcast to discuss Medtronic’s acquisition of Kyphon. Over the next 30 to 40 minutes we will discuss details of the merger and then wrap up the call with a Q&A period. Participating on today’s call are: Art Collins, Medtronic’s Chairman and Chief Executive Officer; Bill Hawkins, Medtronic’s President and Chief Operating Officer; Gary Ellis, Medtronic’s Chief Financial Officer; Richard Mott, President and Chief Executive Officer of Kyphon; and Julie Tracy, Vice President, and Chief Communications Officer of Kyphon.

Let me outline the agenda for today’s call. First, Art Collins will make some opening comments, Bill Hawkins will follow with a discussion of the strategic rationale behind today’s announcement, Gary Ellis will then cover the financial aspects of the transaction, and Rich Mott will discuss the benefits that the combination offers Kyphon’s patients, customers, employees and shareholders. Following the prepared remarks, we will take your questions.

Before we begin, I have a few logistical comments. This call is being audio simulcast on the Internet via the Medtronic homepage, www.medtronics.com, as well as the Kyphon homepage at www.kyphon.com. We will post the transcript of the prepared remarks on both websites following the conclusion of this call.

Today’s commentary should be considered and evaluated in light of the important disclosures contained within our press release as filed with the Securities and Exchange Commission. Please telephone Investor Relations or Corporate Communications at Medtronic or Kyphon if you are unable to access the press release or the transcript.

This call includes forward-looking statements that involve a number of risks and uncertainties. Medtronic and Kyphon caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Medtronic and Kyphon, including future financial and operating results, post-acquisition plans, objectives, expectations and intentions, and other statements that are not historical facts. Please see the press release and Medtronic’s and Kyphon’s filings with Securities and Exchange Commission, which are available at the SEC’s website at www.sec.gov for additional information concerning factors that could cause actual results to differ from those contained in the forward-looking statements.

Kyphon will file with the SEC and mail to its stockholders a proxy statement that will contain important information about Kyphon, the proposed merger and related matters. Stockholders are urged to read the proxy statement regarding the proposed merger when it becomes available because it will contain important information that stockholders should consider before making a decision about the merger. You can obtain a copy of the proxy statement once it is available and other related documents filed by Medtronic and Kyphon with the SEC at the SEC’s website.

Kyphon, Medtronic and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Kyphon’s stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Kyphon’s stockholders in connection with the proposed merger will be set forth in the proxy statement when it is filed with the SEC.

You can find information about Medtronic’s executive officers and directors in its definitive proxy statement filed with the SEC on July 20th, 2007. You can find information about Kyphon’s executive officers and directors in its definitive proxy statement filed with the SEC on April 30th, 2007. You can obtain copies of these documents from the SEC’s website. You can also obtain copies of Medtronic’s and Kyphon’s filings with the SEC at their respective websites, www.medtronic.com and www.kyphon.com.

As a reminder, Medtronic will be hosting its first quarter earnings call on Tuesday, August 21st, 2007 at 3:30 PM Central Time. For those of you who follow Kyphon as well, please note that the company issued its second quarter earnings results this morning, but will not be holding a separate conference call. Having said that, however, we ask that you keep your questions today focused on this particular transaction. With that I will now turn the call over to Medtronic’s Chairman and Chief Executive Officer, Art Collins.

Arthur D. Collins, Jr., Chairman and Chief Executive Officer, Medtronic, Inc.

Thank you, Martha, and good morning, everyone. Needless to say all of us at Medtronic are very excited about the merger agreement with Kyphon that was announced earlier this morning. This announcement was the culmination of a very detailed strategic analysis of potential external growth platforms that we began early in 2006, and that ultimately led to extensive and very productive discussions between the two companies over the past several months.

As many of you will remember, during our New York Investors Conference in January, and our most recent Investor Conference here in Minneapolis in June, I indicated that while Medtronic would continue to rely principally on organic growth from new products, market developments and gains in market share, we would likely add two to three additional growth platforms over the next three to five years. In assessing external alternatives, we discussed the importance of our ability to add value to, and obtain synergy from, any acquisition. We also stressed the importance of cultural fit and shared values. Finally, we said we would be disciplined in our due diligence, resulting negotiations, and ultimate integration. I strongly believe that the merger agreement with Kyphon meets all these requirements. I will also tell you that the due diligence process leading up to today’s announcement has been the most complete since I have been with Medtronic.

As you will hear later in the call, this merger will not only enhance Medtronic’s growth prospects, it also will facilitate more rapid development and introduction of new and improved spinal treatment options. During the due diligence process, it became increasingly clear to both our organizations that we share a strong commitment to continue this innovation, superior customer service, solid clinical evidence and an unparalleled global sales and distribution network. The transaction also makes very good financial sense for both Medtronic and Kyphon shareholders. In short, we all view this as a win-win situation for both companies, our customers and the patients they serve, our employees and our shareholders.

So now my pleasure to turn the call over to Bill Hawkins, who will provide additional insight into the strategic rationale for the merger. Bill?

William A. Hawkins, President and Chief Operating Officer, Medtronic, Inc.

Thanks Art. First and foremost, I believe this transaction will go a long way in enabling more patients to receive the benefits of modern, minimally invasive spinal treatment. As you know, in the last two weeks, we received FDA approval for the PRESTIGE(r) Cervical Disc and also had an FDA panel recommend approval for our Bryan(r) Cervical Disc. With this strong momentum in our spinal business, I am very excited about how this merger will further accelerate the growth of our spinal business, and allow us to more rapidly enter new product segments.

The combination of Kyphon and Medtronic’s spinal business will extend our product offering. Once completed, we expect this deal to be neutral to earnings in the first full fiscal year after closing and accretive thereafter, augmenting both our top and bottom line growth. Gary will speak more to this in a few minutes. The opportunity to intervene earlier in the continuum of care with simpler and less invasive surgical procedures creates a new business opportunity for Medtronic, as it allows surgeons to more effectively treat patients who may not be candidates for traditional fusion procedures. As a combined entity, we will be able to more effectively and efficiently treat patients suffering from a number of debilitating spinal conditions, including scoliosis, degenerative disc disease, spinal stenosis and vertebral compression fractures. Together, we will offer innovative products at all points along this continuum, providing patients and customers a variety of solutions to their complex disease states. Although each company has products that employ minimally invasive techniques, there is little overlap in the conditions treated and the technologies utilized. Specifically, Medtronic has a deep product line for modern spinal fusion, and Kyphon is focused on treatments for lumbar spinal stenosis and vertebral compression fractures.

In addition to complementary product lines, the strength of Medtronic’s and Kyphon’s global distribution network provides a great opportunity to get the combined unique technologies to more patients around the world. As I mentioned at our June Investor meting, we continue to look across Medtronic and leverage our combined resources to find opportunities to make the whole better than the sum of the parts.

For example, our global infrastructure will allow for rapid adoption of kyphoplasty in Japan. Our line of surgical navigation and neural integrity monitoring products should help drive acceptance of Kyphon’s minimally invasive therapies for spinal disorders. In addition, our combined R&D capabilities, including biologics, will enable us to develop new therapies and expand the application of existing technologies. Another area of synergy is the focus that both organizations have on evidence-based medicines through clinical trials that not only prove safety and efficacy, but also demonstrate economic value. This mutual strategic objective is designed to meet the high expectations that surgeons, patients, and payers can count on for high quality therapeutic solutions that are safe, effective, and affordable.

Finally, I want to assure you that Medtronic and Kyphon are already working to develop a rigorous and thoughtful integration plan to ensure a smooth transition. We will be highly focused on ensuring that no business momentum is lost during the regulatory review and the integration period. Upon closing, we will combine Kyphon with our spine business, integrating talent from both organizations. Now I have had the chance to get to know Rich Mott in the course of our negotiations, and look forward to working with him, Art Taylor, Kyphon’s Chief Operating Officer, and the rest of the Kyphon team in collectively building an enterprise that will help us fulfill our mission and deliver sustainable value to our shareholders.

Upon closing, Art Taylor will assume responsibility for the Kyphon business reporting to Pete Wehrly, President of our worldwide spine business. Rich Mott will take on a new role within Medtronic, reporting to Michael DeMane, Medtronic’s incoming Chief Operating Officer helping with the global integration of these two businesses. Beyond that, Rich will help further define our long-term strategic vision for expanding our spinal business. Rich Mott, Art Taylor, Pete Wehrly and Michael DeMane will lead the overall integration team reporting to me.

Let me now turn over the call to Gary who will discuss some of the financial implications of this transaction.

Gary Ellis, Senior Vice President and Chief Financial Officer, Medtronic, Inc.

Thanks Bill. As we evaluated this merger, it was clear to us that in addition to Kyphon being an excellent strategic fit, the transaction also makes good financial sense. Under the terms of the agreement, Medtronic will acquire all of the outstanding shares of Kyphon common stock for $71.00 per share in cash. The total value of $3.9 billion consists of $3.56 billion in equity value and $350 million in net debt. This excludes $320 million in payments associated with the St. Francis Medical and Disc-O-Tech transactions. This purchase price represents a 32% premium over Kyphon’s $53.68 per share value as of July 26th, and a 35% premium over Kyphon’s 30-day average trading price of $52.76 per share.

We expect to close the transaction in the first calendar quarter of 2008. The transaction is forecasted to be neutral to our earnings per share in Medtronic’s fiscal 2009 and accretive thereafter. This is based upon achieving incremental revenue and significant cost synergies. The transaction will be financed through a combination of existing cash and debt. At this point, we are unable to provide specifics as we are still evaluating several financing options. However, suffice it to say, that because of Medtronic’s financial strength and its strong credit rating, we will have a number of a very attractive financing options. We will provide additional information on financing at the appropriate time.

For those of you who have been following Kyphon closely, you are aware that they have been growing at a very healthy rate over the last four years. We expect the growth rate to continue in the high-teens going forward. In addition to meeting our growth targets, we expect Kyphon to have a positive impact on Medtronic’s overall growth rate.

Taking into consideration projected revenue synergies, we anticipate upside to the Street’s expectation of Kyphon’s calendar year 2008 revenue of 700 to $750 million. At closing, we expect to report an IPRD charge in the range of 5 to 10% of the total purchase price.

The transaction is subject to customary closing conditions, including the approval by Kyphon shareholders and anti-trust regulators. We will be working collaboratively with the anti-trust regulators to gain final approval for the combination.

We believe the transaction is structured to clear regulatory hurdles and to receive Kyphon shareholder approval in a timely fashion. When the merger is completed, we are confident the addition of Kyphon will augment Medtronic’s operational and financial performance, benefiting Medtronic shareholders.

I am now pleased to turn the call over to Rich Mott.

Richard W. Mott, President and Chief Executive Officer, Kyphon

Thanks, Gary, and good morning everyone. This is an important day for Kyphon and our shareholders, and I’m delighted to be here with Art, Bill and Gary to talk about the compelling combination that we believe the merger of our business with Medtronic’s spinal business represents. When Bill Hawkins and I first met earlier this year, we began to discuss the significant benefits of potentially combining our two businesses. Very shortly, it became clear to me that this was a great opportunity for our shareholders, employees, customers and patients.

Let me start by saying we’re very proud of all we have achieved at Kyphon. One of our top priorities has been to maximize value for our investors through the strong execution of our mission of becoming the recognized global leader in restoring spinal functions through minimally invasive therapies. This focus has enabled us to deliver strong year-over-year growth, while building significant competencies in a number of areas, including one of the largest and most talented sales organizations in the industry. We are proud of all that has been accomplished by our organization since the commercialization of our products in 2000, and the fact that this acquisition provides our shareholders with an outstanding return on their investment.

There are many similarities between our companies, from the commitment both share in improving the lives of the patients and physicians who rely on our technologies, to the culture of excellence we both promote among our employees and to the values and vision that drive us forward.

We believe the combination of Kyphon and Medtronic will open up more opportunities on a global basis to bring our minimally invasive therapies to even more spine specialists and the patients who can benefit from them. For our talented and dedicated employees there will be an expanded opportunity that comes from being part of a larger, more diversified organization like Medtronic, that is focused as we are on improving the quality of patient care through advanced medical technology. With each of our industry recognized reputation for operational excellence and technological innovation, together we will be able to offer a greater product range, supported by a broad and deep research and development program, coupled with an extensive clinical research trial agenda.

Medtronic and Kyphon share a common belief in developing leading edge products underpinned with solid clinical science foundations. Both companies have developed deep and loyal customer relationships through unparalleled levels of service and procedural expertise, delivered through world-class sales and professional education organizations. And our combined distribution network will allow Kyphon products to be accessed in over 120 countries, representing an exciting potential for growth of our product line.

I would like to take a moment, and now briefly review Kyphon’s operating and financial results for the second quarter ended June 30. Please note that in light of today’s announcement, Kyphon will not be holding an earnings call next week to discuss these results. But if you have any questions, please feel free to contact Kyphon’s Investor Relations team. For additional details, you can also refer to the press release we issued this morning on our second quarter results, which can be found on our website at www.kyphon.com.

I am pleased to report that we had yet another strong quarter in terms of revenue growth, in which our worldwide revenues increased by 43% to 144.3 million compared to the second quarter of 2006. Total revenues in the US for the quarter increased 36% to 110.7 million over the same period in 2006, while total international revenues increased 73% to 33.6 million.

Growth in total revenue includes increases in both our core spinal fracture management and repair business, which grew 19% to 120.3 (sic) [120.6] million over the same quarter of 2006, and our spinal motion preservation and disc disease diagnosis and therapies business where revenues have reached 24 (sic) [23.7] million.

Net income on a GAAP basis was 10.8 (sic) [11.0] million, or $0.23 per diluted share, an increase of 1.3 (sic) [1.5] million over the second quarter of 2006. Excluding the impact from the St. Francis Medical acquisition, non-GAAP diluted earnings per share for the second quarter were $0.25 (sic) [$0.26] compared to diluted earnings per share of $0.21 in the same period a year-ago.

We also reached some important milestones this quarter. For example, the first ever balloon kyphoplasty procedures in India, Malaysia, and Hong Kong were completed. Medicare physician reimbursement for the X-STOP(r) IPD(r) procedure was confirmed in all 50 states, and we more than doubled the number of spine surgeons trained in performing the X-STOP IPD procedure.

We were pleased to see the positive momentum achieved in our balloon kyphoplasty business, while expanding the penetration and reach of the X-STOP product line. We were also pleased to see the increased degree of operating leverage from our sales channel this quarter, which was better than expected, as they kept their focus on the core fracture management and repair business, while working tirelessly to introduce the X-STOP device to newly trained clinicians.

In closing, we are excited about the opportunities to combine our two spinal businesses, and continue to help set the direction and pace for the spine industry. The future holds much promise for those who can deliver world-class products and therapies that restore spinal function, through new technologies backed by sound clinical science that validate safety, effectiveness, and economic value to the healthcare system. I now look forward to working with Bill and his team to combine our two organizations to achieve a seamless integration. There is much work to do but so much opportunity for our combined businesses. And now let me hand this back over to Art Collins.

Arthur D. Collins, Jr., Chairman and Chief Executive Officer, Medtronic, Inc.

Thanks Rich. In concluding our prepared remarks, I would like to reiterate that this merger will benefit Medtronic and Kyphon employees and shareholders over the near and longer term. Just as importantly, we also believe that a greater number of patients will benefit from the combined franchise as we leverage our resources to offer improved products and therapies; as I said before, a win-win situation. That is all for our prepared remarks and I now entertain questions. We would like to end this call around 8:30 A.M Central Time. Please limit your questions to one or two per firm.

Operator you can initiate the question-and-answer period now.

QUESTION AND ANSWER SECTION

Operator: And we have our first call from Rick Wise with Bear Stearns. Please go ahead.

<A – Arthur Collins, Jr.>: Hi, good morning Rick.

<Q – Rick Wise>: Good morning everybody. And congrats to Rich, Art and Bill. Let me start off with — maybe you could give us a little more granularity on your thoughts about the challenges of integrating the two businesses. Are you going to cross-train the two sales forces? Just help us understand what the several key challenges are? Thanks.

<A – William Hawkins>: Rick, this is Bill. And yes we are very excited about the transaction here and the merger of these two companies. We are going to be working closely with the integration team. As I mentioned, I have Michael and Pete and Art and Rich helping to put the plans together for the two businesses. We will be highly focused on ensuring that, again, no business momentum is lost in the regulatory review and integration period. And upon closing we are going to combine Kyphon in our spine business, integrating talent really from both organizations. Again the Medtronic and Kyphon teams will work collectively to build enterprise to help us fulfill the mission. As I mentioned, upon closing, Art Taylor, Kyphon’s Chief Operating Officer will assume responsibility for the Kyphon business and report to Pete Wehrly, who heads the Medtronic worldwide spine business. And then Rich Mott is going to take on a new role within Medtronic, reporting to Michael Demane, who will become our — who is our incoming Chief Operating Officer, and helping with the global integration of these two businesses. In regards to the — we are not going to get into too many specifics but what I will say in regards to the sales organization is that one of the real strengths of putting these two companies together is the complementary sales organizations. And as we mentioned, to some degree, their organization really calls on a different call point with the interventional radiologists and the interventional neuru-radiologists, in addition to some of the same customers that we call on. So, we are going to be able to expand the breadth of our customer base — we will keep the sales forces distinct, and then we will begin the kind of the exchange of appropriate products over time to be able to leverage the breadth and the depth of these two organizations. So, a lot of work to be done, but we’re excited about it.

<Q – Rick Wise>: And just to follow up — two additional thoughts. First maybe you could talk a little about what we should think happens to the lawsuit, the Medtronic competing products. Just what happens to your ARCUATE? And Gary, you highlighted the 700-$750 million range up 22% and that there could be upside to that. It seems the upper end of the range is above your high teens commentary. I’m a little confused about that — can you help us with that?

<A – Arthur Collins, Jr.>: Rick, this is Art. Let me take the first question and then Gary will talk about the financial expectations. Both companies have agreed to ask the judge that is presiding over the intellectual property dispute to stay the proceedings until the transaction closes, and at that time, the proceedings would clearly be dropped. And that is an agreement we have reached as a part of the negotiations.

<A – Gary Ellis>: Rick, with respect to the revenue, the high teens that I was talking about with respect to growth rate was really looking at more over the next five years. Obviously, with the momentum that Kyphon has had up to this point in time, the acquisitions that they have made with, I think, St. Francis and Disc-O-Tech, their revenue growth in the near term is greater than those high teens. And I think that Wall Street has recognized that and we have as well. So, the comment about the high-teens is over a longer period of time. It is over the next five years versus just in the near term.

<Q – Rick Wise>: I going to sneak in one last one, any other bidders in the process?

<A – Arthur Collins, Jr.>: What was your question?

<Q – Rick Wise>: Any other bidders in the process? Thanks.

<A – Arthur Collins, Jr.>: This was a transaction, that was negotiated with Kyphon and Medtronic and we had an exclusive during the period of time that concluded just this last week.

<Q – Rick Wise>: Thank you very much.

<A – William Hawkins>: Next question?

Operator: Our next question is from Matthew Dodds with Citigroup. Please go ahead.

<Q – Matt Dodds>: Good morning. Thank you.

<A – William Hawkins>: Hi, Matt.

<Q – Matt Dodds>: Hello. Just a couple of questions. First, is there a breakup fee in the deal and how much? And then, second, on the anti-trust side, in Europe you do have a pretty high share combined in dynamic stabilization, because DIAM’s out over there. I just wanted to get your take on, if you think that the total share could cause some issue. And then in the US, I guess, Rich, can you just update us on Disc-O-Tech. I guess that one hasn’t closed yet. And there is some anti-trust issues there. Is that part of the reason why this is an early ‘08 closing, or is that just a normal course of time?

<A – Gary Ellis>: Matt, this is Gary. Let me refer, first of all, to the break-up fee. Yes, there is a break-up fee. You will see that in the filed merger agreement. The break-up fee is $95 million; that has been negotiated between the two companies.

With respect to Europe and even in the US, as far as antitrust issues that we all have to work through, we are confident that as we work through those issues, both on the European side and the US, that we can address any matters that might be raised. But that will be, obviously, part of the ongoing negotiations as we go forward. We don’t see any big problems with that. But it will be a part of the negotiation, and that’s why there is a little bit longer period of time here before the closing. Rich?

<A – Richard Mott>: Let me comment on the Disc-O-Tech acquisition. First of all, this transaction is not conditioned on what happens to the Disc-O-Tech transaction currently with Kyphon. We also believe, anticipate that within the next couple of months, we will be able to close on the first transaction on the vertebroplasty, excuse me — the non-vertebroplasty assets, including the B-Twin minimally invasive fusion technology. The second transaction, as you know, concerning the CONFIDENCE product, is presently subject to a second request, and the timing for resolution is uncertain.

<Q – Matt Dodds>: All right. Thanks, Gary. Thanks, Rich.

<A>: Thanks.

<A – William Hawkins>: Next question.

Operator: Our next question is from Bob Hopkins of Lehman Brothers. Please go ahead.

<A – William Hawkins>: Hi, Bob.

<Q – Bob Hopkins>: Thank you. Can you hear me? Okay.

<A – Richard Mott>: We can hear you.

<Q – Bob Hopkins>: Great. Congratulations to all involved.

<A – Arthur Collins, Jr.>: Thank you.

<A – Richard Mott>: Thank you, Bob.

<Q – Bob Hopkins>: Just a couple quick questions, and Rich, great job over the last couple of years. Let’s see. The first one I want to ask just really quickly Gary, was about your high-teens comment. Is that with or without revenue synergies?

<A – Gary Ellis>: The high-teens comment is over the next five years, as I mentioned, as part of the response there. From our perspective there will be revenue synergies involved in this from the standpoint of our — both organizations as Bill mentioned, having sales forces basically selling both types of products. We fully believe we’ll actually help Kyphon accelerate their growth outside the US because of our global infrastructure there. And again with some of the capabilities on the R&D side, as we come out with new products, we think that will actually help accelerate the growth. So, there are revenue synergies that we have assumed on this transaction. The high teen comment that I mentioned on the — going forward over the next five years, is with those synergies included in.

<Q – Bob Hopkins>: Okay, great. And then on the comments about accretive in the second full year, any other qualifying comments you can add to that? Is it slightly accretive in year two — significantly accretive? Just any other guidance there that you could provide?

<A – Gary Ellis>: I don’t want to give specific again after that year one and going forward. We obviously think it will be accretive. I am not going to say how much. We think it will also have an impact on accelerating our overall — the combined entity earnings per share. You should see acceleration in earnings per share itself. So I am not going to give out the exact details of what we would expect in those future years, but no, we think it will obviously be a meaningful uptick and then accretion going forward.

<Q – Bob Hopkins>: And then last question would just be — what happens to DIAM in the US, will those trials be cancelled or will you keep going with that program?

<A – William Hawkins>: No, we are —this is Bill, Bob. We will continue the clinical trials with DIAM.

<Q – Bob Hopkins>: Okay, just thinking that there might be a slightly different market to address there, or wondering why that wouldn’t be a synergy?

<A – William Hawkins>: No, I mean, to some degree they are complementary products, so we’re going to continue to pursue the clinical trials for the DIAM product line.

<Q – Bob Hopkins>: Okay, thanks and congrats.

<A – Arthur Collins, Jr.>: Thanks, Rob.

<A – Gary Ellis>: Next question.

Operator: I have Ben Andrew from William Blair & Company. Please go ahead.

<Q – Ben Andrew>: Hi, congratulations gentlemen, this looks like a good transaction.

<A – Arthur Collins, Jr.>: We think so, Ben.

<Q – Ben Andrew>: Just a couple of questions on the synergy side and on the facility side, can you speak to specific operating savings from the combination in terms of looking at where they may be a fair bit of overlap on the G&A side, as well as on the sales and marketing side?

<A – William Hawkins>: Ben, this is Bill. Again, if you look at today, Kyphon operates in a number of different facilities in Sunnyvale, and they are building a facility, or they have a place in Switzerland, and then there is a distribution facility in North Carolina. So, we will be looking at their infrastructure, but in the short term there won’t be any change, I mean they have got a very good operations for manufacturing their specific technology in California and outside the US. So, in the near term, we’ll certainly build on the excellence that they have in their operations. There will be, as Gary mentioned, there is some clear synergies, not least of which is the savings on the legal front as we talked about already in terms of the stay that we have with the judge on the current litigation between the two companies. And there is significant other synergies beyond that. Gary, you may want to comment on that.

<A – Gary Ellis>: Yes. Let me just add a little bit to what Bill mentioned, as we had indicated, again on the sale force side, we are combining these and so we’re not necessarily going to see a dramatic change in where those are at. But it does help both organizations, basically, not have to make some of the investments that they might have been thinking about it in the future, as we were both broadening our capability. So that by combining, we basically use the benefit of that aspect. As you would indicate, obviously, in the G&A side, there will be redundancies. There are some public company costs that obviously Kyphon will not have to incur now going forward. So, there will be some redundancies that we will be able to eliminate there; the normal things that you would expect. Bill mentioned just the legal cost. We also think there is some synergies as we looked at even our IP portfolios, and some of the investments we are making going forward. We believe we will be able leverage the investments both organizations were making. As we have talked about there is clearly some synergies, there is a lot of synergies with combining these organizations. But I want to focus on the fact that really what the benefit of this combination is the growth that it provides, the growth opportunity it provides to both organizations, because again combined we think we can accelerate the growth of both spinal businesses moving ahead and again the one plus one is going to be will be more than two as we move ahead. That’s our expectation.

<Q – Ben Andrew>: Okay. Just a quick follow-up for Rich. Why now, with the growth outlook in the next couple of years, the operating margin opportunity, the tax rate, all the things that you have talked about, why do this transaction now versus 12 or 24 months from now?

<A – Richard Mott>: Ben, first of all, we believe that our shareholders should love this. We’ve already seen very positive support this morning. And as I sat down with Bill earlier this year, we really began to look at how combining these companies could have a dramatic impact on our shared vision and give us the ability to reach more customers faster, and, as Gary just indicated, while minimizing the investment to do that. I think that the companies and the product lines are very complementary, and, quite frankly, I am looking forward to working with Bill and his team to pull the businesses together.

<A – Arthur Collins, Jr.>: It is Art. It’s interesting some of these questions are similar to early 1999 when we acquired Sofamor Danek, and if you go back and look at what happened during that acquisition, Sofamor Danek, as successful as they were up until the point they were acquired, were able to grow more rapidly and expand into a larger geographic footprint and take advantage of some of Medtronic’s core capabilities that, I think, if you ask that team now, they will say they couldn’t have progressed to where they are at this point without being part of Medtronic. And I see a lot of synergies on this transaction compared to what we saw with Sofamor Danek.

<A – Richard Mott>: Ben, one other comment, I absolutely believe that this is a very significant premium on the price of our stock. As you heard from Gary, the $71 per share represents a 32% premium over our close yesterday, and a 35% premium over the 30-day average. Again, I think this is a tremendous premium for our company. And I think it compares very well with other comparable transactions.

<Q – Ben Andrew>: Thank you.

<A – Gary Ellis>: Next question.

Operator: We have Mike Weinstein with JPMorgan, please go ahead.

<A – Gary Ellis>: Hi Mike.

<Q – Mike Weinstein>: Good morning. And well, congratulations as well. I was interested in the comment that Rich threw out there when he was talking about the little bit of the history here where Bill and Rich had gotten together, as you said January, and obviously that suggests that part of what sparked this was the combination of transactions that Kyphon executed, or announced late last year, in particular, the St. Francis announcement. And while we’ve got both sides here, I’d like to get Medtronic’s view on X STOP and that opportunity, and where Medtronic thinks that opportunity is on the penetration curve because there’s differing views out there among the surgeon community about X STOP’s role and the sustainability of it, and how far it is going. We happen to have been in the bullish camp on that device, but we would love to get your view on where you think that device is going, and what that is doing to the spine market in terms of opening it up. Thanks.

<A – Richard Mott>: This is Rich. I just wanted to respond to the first part of that question. I just wanted to emphasize that Bill and I sat down a couple of months ago and, again, I want to emphasize that we were not looking to sell the company. Bill called, and I was interested in what he had to say, and that is essentially how this got started.

<A – William Hawkins>: And let me just comment again, Mike, in regards to the X STOP. Clearly that is an important aspect of the total deal, but it was really the broader direction that Kyphon is going in terms of the aging spine. If you look at it today, Medtronic’s business, for the most part, is focused on kind of younger patients, whether it is scoliosis, or whether it is in the – in fusion, then degenerative disc disease. And if you look at where Kyphon was focused, it was more on the elderly population, which we see as really one of the large unmet clinical needs with a large growth potential going forward. So, again they were very complementary, and yes, the X STOP was a very important part of this because of the track record of success that we have seen so far with how it has helped patients in the spinal stenosis area.

<A – Arthur Collins, Jr.>: Mike, during our Board meeting yesterday, we discussed this whole question and I want to just make the point that the St. Francis acquisition we think made Kyphon a stronger company, no question. But this merger would make sense for us with or without St Francis and Disc-O-Tech. It is a stronger company because of it, but we would have gone ahead if they had not acquired St. Francis.

<Q – Mike Weinstein>: Understood, makes sense. Let me just ask Gary a couple of questions. You did not want to comment yet about the potential in year two and beyond, increases from the transaction. Could you just share with us so we can make sure we are on the same page in terms of what you think this does to Medtronic’s growth profile on the top and bottom line? Well, we obviously have got your comments on the top line; maybe you just want to add to that.

<A – Gary Ellis>: Well, I think from the standpoint of top line, obviously, the growth rates that Kyphon has had, and we expect to continue in the future, clearly along with the synergies, will accelerate Medtronic’s overall growth expectations that we have out there, and that the market thinks about. How much will obviously depend on where you are at as far as what you thought Medtronic itself was going to be able to accomplish. But we do think, for example, -it will have a couple of points of growth acceleration, even within our spinal business. So, I mean we have made our spinal business overall much larger and we have accelerated that growth by probably two to three percentage points just on the overall growth in revenue – on that business itself. Bottom line we think we will see, as I mentioned, also improvement in what the growth rates that we would expect from the Medtronic earnings per share going forward that might have been out in the market beforehand. Again, I don’t want to get into specifics about how much because it will depend on what your models have as far as what you are assuming on the accretion as we go forward, but we do believe it is accretive, we believe that it will accelerate the overall bottom-line growth in Medtronic.

<Q – Mike Weinstein>: Gary, just one last question. Part of the challenge you have in putting your cash to use, is a lot of cash is overseas. Just comment briefly on how you work around that?

<A – Gary Ellis>: Well. Obviously, as you have mentioned, Mike, we do have over $6 billion in cash, a good portion of that is OUS. With our cash generation that we have each year, as you know, we are generating in excess of $3 billion and over $3 billion in operating cash flow each year, and again a portion of that is in OUS and some is in the US. As a result of that, we have indicated, we probably will have some debt that will be need to be issued as we go forward. We will try to utilize that OUS cash as much as possible, but there are restrictions on what we can and can’t use that for. So there probably will end up having to be some debt issued in the US, and while we maintain some of the OUS cash going forward. So the point is, we are looking at all the options. To the extent we can use OUS cash we clearly will. We will then need to utilize the US cash generation that we do have along with potentially some debt.

<Q – Mike Weinstein>: Thank you guys.

<A – Arthur Collins, Jr.>: Thanks. Next question?

Operator: Next we have Joanne Wuensch with BMO Capital Markets. Please go ahead.

<Q – Joanne Wuensch>: Thank you very much. Could you comment on what this may mean for some of your own spinal products? You did mention that DIAM you’re going to continue working on, but I am also curious in regards to ARCUPLASTY.

<A – William Hawkins>: Well. All this has to be reviewed by the appropriate regulators and subsequent to that review we will determine what the outcome for some of those products will be, but again as I mentioned before, I think in many respects we have complementary products, it extends our product offering and enables us to provide our customers the broader solution to what their clinical needs are. So, but in terms of specifics of what we may have to divest, that will be determined through the year. So again we’re excited because of the opportunity to leverage the broader sales distribution that we have. I mean, the complementary sales forces expands our global reach and gives us the opportunity to really offer a broader range to our customers.

<Q – Joanne Wuensch>: Okay. And then I almost hate to ask this, but other acquisitions, does this one take you out of the running for anything else?

<A – Arthur Collins, Jr.>: Let me go back to what I said in my prepared remarks. We believe that over the next 3 to 5 years we will likely add 2 to 3 platforms, additional platforms. They could come from internal development. They could come from external acquisitions, or a combination of both. We are going to be very disciplined in that, but if you look over the long-term, this does not preclude our ability if we see the right type of transaction to go forward.

<A – Gary Ellis>: Just to add on to Art’s comments. Everyone is aware at the June analyst meeting, we did talk about our cash generation again from the standpoint of what we would use the cash flow we’d expect to generate over the next five years, which as, for those of you who were there recall, that was again based on the cash we have and the cash generation. And we basically have the capability, available cash in excess of $20 billion during that over the next five years. So this company continues to generate significant amounts of cash, and we would expect that to continue. And obviously our capability from both a liquidity perspective cash and debt, continues to remain very strong and so from that perspective, no, this transaction would not have any limitation going forward. In fact, Art’s point, then we would look strategically would be more the questions on what we might want to do.

<Q – Joanne Wuensch>: Thank you. And congratulations.

<A>: Thank you.

<A – William Hawkins>: Next question.

Operator: You have Tim Nelson with Piper Jaffray. Please go ahead.

<A – William Hawkins>: Hi Tim.

<Q – Tim Nelson>: Good morning. Congratulations again. Can you comment on the geographic expansion capability this transaction brings to Kyphon? They said something about Japan, where else is the big opportunity OUS to grow Kyphon faster.

<A – Richard Mott>: Let me start by answering that question. We continue to be excited about the progress we’re making in Japan with balloon kyphoplasty. As you know, or many of you know, we have fully enrolled the clinical trial there and are in the follow-up period. We have a regulatory clinical team there on the ground that is working hard to make sure that we get this clinical trial done and done right and working with the Japanese Ministry of Health. But, to be frank, I am very excited about the team that Medtronic has in Japan. I think that the combination of these two organizations and the leverage that we are both going to get out of this to very rapidly launch that product technology in Japan. Quite frankly, with first mover advantage, essentially no competition. I think it is just a tremendous synergy in this.

<A – William Hawkins>: And just one other comment. Today, if my understandings correct, Kyphon has access to about 50 different countries; to make — Medtronic is in over 120 countries. So, our global reach is already much further out than where Kyphon is. So there will be I think, an early on benefit of us being able to leverage that access to those other markets, the Kyphon is not in today.

<A – Arthur Collins, Jr.>: If we go back to the Sofamor Danek acquisition, I think there are a number of similarities. And one of which was in Sofamor Danek, while outside the United States, had a large percentage of their revenues inside the United States. And plugging into Medtronic’s infrastructure not only helped them grow at a more rapid rate outside the United States, there were tremendous synergies, because you don’t have two infrastructures country-by-country, which is part of the cost synergy that we have planned.

<Q – Tim Nelson>: Right. And is there any other opportunities for Kyphon’s sales force to sell perhaps some of Medtronic’s interventional products, to interventional radiologists?

<A – Richard Mott>: We’re working with Bill on that, that’s another exciting element of this. There’s a broad array of products that Medtronic has across their business, and I am excited about the prospect of being able to assess those, given the interventional radiology community that we serve, along with the biologic products that they have a very strong foundation in their business around.

<Q – Tim Nelson>: Okay. Thanks.

<A – Arthur Collins, Jr.>: Thank you.

<A – Gary Ellis>: Next question.

Operator: We have Amit Bhalla of Citigroup. Please go ahead.

<Q – Amit Bhalla>: Hi. Thanks for taking the question. I just wanted to dive into Japan a little bit more. Could you give us a sense of how the resources in Japan right now on the Medtronic side and maybe a little update on timing again Rich. Thanks.

<A – William Hawkins>: Sure. This is Bill. Just quickly on the capabilities that we have in Japan. Japan today is our single largest market outside of the US. We have had a long-standing strong management team and distribution capability there. So, there will be, as Rich mentioned, I think some very immediate benefits of putting these businesses together and being able to access the distribution, the team that we have there already in place.

<A – Richard Mott>: I also just want to underscore, our team in Japan has just done a tremendous job of exercising our opportunity there and taking that success and then leveraging it further into the commercialization, this technology is going to be as I said, a neat opportunity. Amit, I think we continue to stand by our ‘09 commercialization. I think once we get through the clinical trial and work with the Japanese Ministry of Health, we will get to a commercialization point in ‘09 and, of course, you know that once that happens we have to get to the reimbursement challenge and get that established.

<Q – Amit Bhalla>: So the commentary in the prepared comments of next year’s Kyphon revenue of 700 — over 750 million doesn’t include any the Japan, that’s all potential upside, right?

<A – William Hawkins>: That is correct.

<Q – Amit Bhalla>: Okay, thank you.

<A – Gary Ellis>: Next question.

Operator: We have Tao Levy with Deutsche Bank. Please go ahead.

<Q – Tao Levy>: Good morning. I was wondering maybe if you could comment a little bit on Kyphon’s sales force, about size, the channels that they go after predominantly, and how that compares to the size of the Medtronic’s current spinal sales force? And also, are Kyphon’s sales reps, are they direct reps owned by Kyphon?

<A – Richard Mott>: Yes. First of all, in the majority of the countries we serve, including the United States, all of our sales force are direct employees of Kyphon. We roughly have 450 worldwide sales representatives in the various countries. In the United States specifically, there is approximately 310 territories that are covered by our spine consultants, and we have a pretty extensive management team that works with our sales team in the US. One of the things that, when people talk about channel in the market, they maybe don’t give credit for, or underestimate the value of, and that is the reimbursement team and the professional education team. We have very significant capabilities in those teams as well, in the field as they are deployed to work with our sales force to make sure that we have all of the skill sets necessary to get to the needs of our customers, clinicians, and their patients.

<A – William Hawkins>: Yes, from Medtronic’s point of side, we have in the US alone probably 700 people in the core spine business and we have a separate group focused on biologics that works alongside the core spine group and that’s the group that could work alongside the Kyphon as well to be able to leverage biologics to a broader customer base. So, we have a very strong US distribution, and again, when you put the 600, 700 people together with the Kyphon group, we have got over 1000 people here in the US.

<Q – Tao Levy>: Now is that — in terms of the focus of Kyphon’s sales reps, has that predominantly been in sort of for the — towards the interventional radiology or radiologists?

<A – Richard Mott>: Actually no, it is about one-third, one-third, one-third. There is a third of our customer base which is orthopedic spine surgeons. A third of our customers are neuro-spine surgeons, and then, a third are the interventional neuro-radiologists and interventional radiologists. So it’s a pretty broad swath across the spine specialists treating these conditions in the aging spine?

<Q – Tao Levy>: Do you expect Medtronic to continue having the spine and the neurosurgeon focus kept with Medtronic sales force, or do you — and have the Kyphon sale reps focus their entire efforts outside of that, just given the relationships that Medtronic already has with the spine surgeons?

<A – William Hawkins>: No, we will keep the sales forces separate. And the Kyphon sales force, which sells, again, a different group of products for totally different indications, will continue to service their customers, which include, as Rich said, the orthopedic and the neurosurgeons and the interventional radiologists and neural radiologists. And then Medtronic’s sales force will continue to service some of the same customers, but with a different product grouping.

<Q – Tao Levy>: Thanks, and just the last question. In the press release you talked about this $320 million payment related to the Disc-O-Tech. What is that about? And also, is that, if the transaction goes forward and closes, is that on top of the 3.9 billion? Thanks

<A – Gary Ellis>: This is Gary. Basically, what those amounts relate to, as you are aware, Kyphon, with its acquisition of St. Francis, there are some additional contingent payments that are indicated there that will be accelerated with this transaction. And then the Disc-O-Tech transaction, which is yet to close and finalize, there is some additional payments related to that. So the point is we are going to be in a situation that between now and the time of closing there will be additional payments that will have to be made out, probably be incurred in debt or whatever, from a pipeline perspective. But it adds to our additional overall cost. But debt right now is 350, but there will payments that will have to be made related to those acquisitions that will add to the overall cost. So, yes, in total, from a cash perspective you need to add those to the 3.9 billion that we’re paying for Kyphon as of this point.

<Q – Tao Levy>: Thank you. Congratulations.

<A – Gary Ellis>: Yes. Thank you. Why don’t we have one more question and then we will end the call. Next question, please.

Operator: And we have Larry Keusch with Goldman Sachs. Please go ahead.

<A – Richard Mott>: Hi Larry.

<Q – Larry Keusch>: Thanks very much guys, congratulations.

<A – Richard Mott>: Thanks Larry.

<Q – Larry Keusch>: Couple of quick ones. First, for Rich, just in your reported quarter, [inaudible] sales in the US were up 13%. Can you talk a little bit about how you think about the growth of that market segment as you look forward the next several years?

<A – Richard Mott>: We have talked before about the level of penetration in the market. There is still a tremendous patient population that exists in the United States and in two categories. One, those that are vertebra compression fractures that are diagnosed that don’t get treated as well as those that are not diagnosed and we already have several initiatives in place this year to continue to expand awareness around the treatment options for those fractures. One other element of that is the ground that we are gaining right now on fractures caused by multiple myeloma and spinal metastasis, it’s just a tremendously under-treated, unaware populations of patients that could benefit significantly from this. I think these are areas that will continue to provide robust growth in the United States for kyphoplasty.

<Q – Larry Keusch>: Okay. So just so I understand it. I get the OUS opportunities with Medtronic, but how does Medtronic help in the US to grow those areas, since the sales forces are going to be separate, etcetera?

<A – Richard Mott>: Well, I think from our perspective, we have got a pretty strong momentum in the US. And we are, through this integration, going to continue to grow the core kyphoplasty business through our sales team and through our organization, as Bill has outlined here. I think the opportunity comes from the deep product portfolio, and quite frankly, the pipeline that both companies have, to add products into these channels that will continue to benefit these customers. I think that we have significant revenue synergies that will come from that.

<A – William Hawkins>: Yes. And just to add one comment in terms of some of the capabilities that we think will help to accelerate the adoption. And that is, in our navigation technology, as well as, again some of the biologics capabilities, and some of the complementary, but additional products we have around minimally evasive. We have the metric systems and some other systems that will, that could be useful to Kyphon to help accelerate the adoption of the kyphoplasty.

<Q – Larry Keusch>: Okay. And then just for Art, since I have obviously known the company long enough to see a bunch of these acquisitions. Art, in your prepared comments you mentioned that the due diligence process, I think you sort of characterized as being deeper than anything you’ve done in the past, and maybe you could just spend a moment or two just talking a little bit, what was different here that you did versus some of the other due diligence processes?

<A – Arthur Collins, Jr.>: What I said was, I think it was the most complete. In every single aspect of this transaction, whether one looks at the analysis of pipelines, current product line, it’s future product line, the intellectual property, the regulatory environment, the manufacturing capabilities of the organization, we put together, and I think this was done on both sides, I think Rich would say this, a very extensive team with both internal and external experts. And I think I would comment it was on every single aspect. Our two Boards, I know were very involved and spent a tremendous amount of time on a number of different meetings reviewing this. While we’ve done due diligence in the past, and I think it’s been done well, I just – we notched it up on this particular transaction, Larry.

<Q – Larry Keusch>: Okay, terrific. Thanks very much guys, I appreciate it.

Arthur D. Collins, Jr., Chairman and Chief Executive Officer, Medtronic, Inc.

Sure. Let me — we are out of time. It’s 8:30 here in Minneapolis. I again want to underscore from Medtronic’s perspective a comment that was made by Rich and also we made it in our opening remarks, and that is, when you look at this transaction, I firmly believe it makes good sense for both company’s shareholders. Secondly, I think it’s going to benefit the employees, the customers that we have, and, very importantly, the patients that look to both Kyphon and Medtronic to provide better solutions. We are excited and we look forward to the time when we can close this transaction and go forward together. So, thank you everyone for joining us on short notice and we will keep you up to date as we move forward.

Operator: Ladies and gentlemen, that does conclude the conference for today. Thank you for your participation and for using AT&T Executive Teleconference, you may now disconnect.